Exhibit 10.1

EXECUTION COPY

Standstill and Support Agreement

This STANDSTILL AND SUPPORT AGREEMENT, dated as of May 6, 2011 (this “Agreement”), is by and between Plug Power Inc., a Delaware corporation (“Plug Power”), OJSC “INTER RAO UES,” an open joint stock company organized under the laws of the Russian Federation (“INTER RAO”), and OJSC “Third Generation Company of the Wholesale Electricity Market,” an open joint stock company organized under the laws of the Russian Federation (“OGK-3” and together with INTER RAO, the “Stockholders”).

WHEREAS, OGK-3 directly owns 44,626,939 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Plug Power.

WHEREAS, INTER RAO owns shares of OGK-3 representing 81.9% of the outstanding equity interests and voting power in OGK-3.

WHEREAS, contemporaneously with the execution of this Agreement, Plug Power has entered into Amendment No. 1 (the “Amendment”) to that certain Shareholder Rights Agreement, dated as of June 23, 2009, between Plug Power and American Stock Transfer & Trust Company LLC, a New York Limited Liability Trust Company (as amended, the “Rights Agreement”).

WHEREAS, the Board of Directors of Plug Power (the “Board”) has determined that this Agreement, the Amendment and the transactions contemplated hereby and thereby and related hereto are advisable and in the best interests of Plug Power and the holders of Common Stock.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.          Voting Support; Grant of Irrevocable Proxy.

(a)         Stockholder Meetings.  (i) During the period commencing on the date of this Agreement and ending upon the election of directors at Plug Power’s annual meeting of stockholders to be held in 2016 (the “Support Period”), each Stockholder shall cause all shares (the “Shares”) of Common Stock Beneficially Owned by it and/or its Affiliates or Associates (as such terms are defined in the Rights Agreement), as of the record date for any annual or special meeting of stockholders of Plug Power (or consent in lieu thereof) and at any adjournments or postponements thereof, (A) to be present (either in person or by proxy) for quorum purposes, (B) with respect to the election of directors, to be voted in accordance with the recommendation of the Board and withheld from any nominee that is not recommended by the Board, and (C) with respect to each other matter brought before such meeting, to be voted at least seven (7) days prior to the date of such meeting.

(ii)        Notwithstanding Section 1(a)(i) hereof, each Stockholder shall cause all shares of Common Stock Beneficially Owned by it and/or its Affiliates or Associates, as of the record date for the 2011 annual meeting of the stockholders of Plug Power (or any consent in lieu thereof) and at any adjournments or postponements thereof (the “2011 Annual Meeting”), (A) to be present (in person or by proxy) for quorum purposes, (B) to be voted in favor of the nominees for election as Directors of the Board and withheld from any nominee that is not recommended by the Board, (C) to be voted in favor of each other matter brought before such meeting upon the recommendation of the Board and set forth in Plug Power’s definitive proxy statement relating to such meeting, and (D) to be voted against any proposal made by a stockholder that is not recommended by the Board.

(b)        Grant of Irrevocable Proxy.

(i)         Each Stockholder hereby irrevocably grants to, and appoints, Plug Power, and any individuals designated in writing by Plug Power, and each of them individually, as such Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Stockholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval in respect of the Shares for the matters set forth in Section 1(a).  This proxy shall be effective with respect to any Stockholder if, at any annual or special meeting of the stockholders of Plug Power during the Support Period (or any consent in lieu thereof) and at any adjournments or postponements of any such meetings, such Stockholder (A) fails to appear or otherwise fails to cause the Shares to be counted as present for purposes of calculating a quorum, or (B) fails to vote the Shares in accordance with Section 1(a), in each case at least seven (7) days prior to the date of such stockholders’ meeting (or within seven (7) days following the record date for any consent in lieu of such stockholders’ meeting); provided, however, that such Stockholder may vote the Shares in person at such meeting notwithstanding the prior execution and delivery of such proxy by the individuals designated by Plug Power pursuant to this paragraph. Each Stockholder understands and acknowledges that Plug Power is entering into this Agreement in reliance upon such Stockholder’s grant of this irrevocable proxy.

(ii)         Each Stockholder represents that any proxies heretofore given in respect of the Shares that may still be in effect are not irrevocable, and that any such proxies are hereby revoked.

(iii)        Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of this Agreement and the transactions contemplated hereby, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement.  Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, until the expiration of the Support Period, may under no circumstances be revoked.  Each Stockholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement.  Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Delaware General Corporation Law.

Section 2.           Additional Director.  The Stockholders and Plug Power agree that as soon as practicable following the final adjournment of the 2011 Annual Meeting (and in no event later than June 30, 2011) but subject to this Section 2, the Board will increase the size of the Board to seven (7) members and (i) appoint a designee of INTER RAO to fill the newly created directorship on the Board as a Class II director, whose term shall expire at Plug Power’s 2013 annual meeting of stockholders, and (ii) appoint a designee of INTER RAO to fill the newly created directorship on the Board as a Class III director, whose term shall expire at Plug Power’s 2014 annual meeting of stockholders (the individuals named in the foregoing clauses (i) and (ii), the “INTER RAO Designees”).  Plug Power agrees that (x) upon expiration of the term of the Class II INTER RAO Designee, the Board shall re-nominate the individual serving as such Class II INTER RAO Designee (or another individual designated by INTER RAO to serve as such Class II INTER RAO Designee), but only if as of the date the Board makes its nomination decisions the Stockholders beneficially own shares of Common Stock representing at least 20% of the total outstanding shares of Common Stock, and (y) upon expiration of the term of the Class III INTER RAO Designee, the Board shall re-nominate the individual serving as such Class III INTER RAO Designee (or another individual designated by INTER RAO to serve as such Class III INTER RAO Designee), provided that in the case of clause (y) the Board shall not be required to make such re-nomination if as of the date the Board makes its nomination decisions either (A) (i) the Stockholders beneficially own shares of Common Stock representing at least 10% but less than 20% of the total outstanding shares of Common Stock and (ii) there is at least one INTER RAO Designee then serving on the Board (other than such Class III INTER RAO Designee) or INTER RAO has the right to have at least one INTER RAO Designee serving on the Board (other than such Class III INTER RAO Designee) or (B) the Stockholders beneficially own shares of Common Stock representing less than 10% of the total outstanding shares of Common Stock.  At such time as the INTER RAO Designees shall become directors of Plug Power, they shall agree in writing to be bound by the terms and conditions of all Plug Power policies applicable to directors.  Notwithstanding the foregoing, a proposed INTER RAO Designee shall be subject to satisfaction of the criteria for Board membership established by the Plug Power Corporate Governance Guidelines, including the director qualification criteria thereof, as determined in the reasonable and good faith discretion of the Corporate Governance and Nominating Committee and the Board in the same manner as the Corporate Governance and Nominating Committee and the Board would consider any candidate for Board membership.  The Stockholders acknowledge and agree that for the first year of service as directors of Plug Power the INTER RAO Designees shall not be entitled to any compensation, regardless of form or amount, or expense reimbursement for such service, and INTER RAO shall cause such INTER RAO designees to waive, in writing, any entitlement thereto prior to such INTER RAO Designees’ appointment or election to the Board.

Section 3.          Standstill Arrangements.  During the Support Period, none of the Stockholders nor any of their Affiliates or Associates will, without the written consent of the Board, directly or indirectly:

(a)         acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including, but not limited to Beneficial Ownership), or arrange, or in any way participate in, any financings for the acquisition, of any of the assets or businesses of Plug Power or any of its subsidiaries or of any Common Stock or other securities of Plug Power or any of its subsidiaries, or any rights or options to acquire any such ownership (including from a third party) (other than acquisitions by any Stockholder or its Affiliates or Associates, in each case which is an INTER RAO Grandfathered Person or a Grandfathered Person (as such terms are defined in the Rights Agreement) at the time of such acquisition, that do not result in such Stockholder, Affiliates or Associates owning shares of Common Stock of Plug Power that equal or exceed the Grandfathered Percentage or INTER RAO Grandfathered Percentage (as such terms are defined in the Rights Agreement) applicable to such person);

(b)          form, join, become a member of or in any way participate in a “group” within the meaning of Section 13(d)(3) of  the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any “group'” to the extent such “group” could be deemed to exist among parties consisting solely of the Stockholders and/or their Affiliates or Associates), with respect to any equity securities of Plug Power;

(c)          solicit proxies or consents for the voting of any voting or other securities of Plug Power in connection with any “election contest,” or otherwise become a “participant,” directly or indirectly, in any “solicitation” of “proxies” or consents to vote in connection with any “election contest” or exempt solicitation under Rule 14a-2(b)(1) under the Exchange Act relating to an “election contest” involving Plug Power (all terms used in this subsection (c) and defined in Regulation 14A under the Exchange Act having the meanings assigned to them therein);

(d)          nominate or propose any persons as a director of Plug Power other than nominations made in a non-public manner pursuant to and in compliance with the policy relating to the consideration of director candidates recommended by security holders established from time to time by Plug Power’s Corporate Governance and Nominating Committee; or

(e)          except as otherwise expressly provided herein, (i) announce an intention to do, (ii) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to, (iii) publicly disclose any intention, plan or arrangement inconsistent with, or (iv) provide any advice or assistance to any other person, entity or group in connection with, any of the foregoing.

The Stockholders shall not request Plug Power (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 3 (including this sentence).

Section 4.           Affiliate Transfers.  In the event that at any time after the date hereof any Affiliate or Associate of either Stockholder acquires Beneficial Ownership of any shares of Common Stock, such Affiliate or Associate shall, automatically and without further action by any party, become a party to and bound by the terms of this Agreement as a “Stockholder” hereunder.

Section 5.           Press Releases; Schedule 13D.  The press release with respect to the execution of this Agreement shall be a press release to be reasonably agreed upon by Plug Power and the Stockholders.

                        (b)          Promptly following execution of this Agreement, OGK-3 shall amend its Schedule 13D filed with the Securities and Exchange Commission to amend Item 4 to provide that OGK-3 no longer has a present intent to sell all or a portion of the Shares.

Section 6.         General Provisions.   Each of the Stockholders hereby represents to Plug Power, and Plug Power hereby represents to each of the Stockholders, that:

(i)            such party has all requisite corporate, limited partnership, limited liability company or other, as applicable, authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

(ii)           the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby;

(iii)          this Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms; and

(iv)          this Agreement will not result in a violation on its part of any terms or provisions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party (it being understood that each party makes no representation as to whether this Agreement will result in any such violation on the part of the other parties hereto).

(b)         OGK-3 hereby represents to Plug Power that OGK-3 Beneficially Owns 44,626,939 shares of Common Stock and possesses sole voting power with respect to all such shares.  The Stockholders represent and warrant that no Stockholder is a party to any agreement, arrangement or understanding with any third party other than Plug Power with respect to the securities, management or control of Plug Power, except as expressly contemplated by this Agreement.

(c)          INTER RAO hereby represents to Plug Power that: (i) it is the direct owner of shares of OGK-3 representing approximately 81.9% of the outstanding equity interests and voting power in OGK-3; and (ii) except for the 44,626,939 shares of Common Stock Beneficially Owned directly by OGK-3, neither INTER RAO nor any of its Affiliates or Associates Beneficially Own or could be deemed to Beneficially Own any shares of Common Stock of Plug Power.

(d)          Each party agrees and acknowledges that it will be impossible to measure in money damages the harm that would be suffered by either party if the other party fails to comply with any of its obligations hereunder and that in the event of any such failure, the aggrieved party will be irreparably damaged and will not have an adequate remedy at law.  Any such aggrieved party shall, in addition to any other remedy to which it may be entitled at law or in equity, be entitled to injunctive relief, including specific performance, to enforce the provisions of this Agreement.  If any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.  Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(e)           The parties hereto acknowledge, warrant and represent that they have carefully read this Agreement, understand it, have consulted with and received the advice of counsel regarding this Agreement, agree with its terms, and freely, voluntarily and knowingly execute it.

(f)            This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, personal representatives and assigns.

(g)           This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemplated arrangements and understandings with respect thereto.

(h)           This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.  This Agreement may be executed by facsimile or electronic (pdf) signature and a facsimile or electronic (pdf) signature shall constitute an original for all purposes.

(i)            All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, express delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed to the party to be notified at the respective addresses set forth below, or at such other addresses which may hereinafter be designated in writing:

if to Plug Power:	Plug Power Inc.
968 Albany Shaker Road
Latham, New York 12110
Attention: Gerard L. Conway, Jr.
General Counsel

with a copies to:	Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Attention: Robert P. Whalen, Jr.
James A. Matarese

if to the Stockholders:	INTER RAO UES
12 Krasnopresnenskaya nab.
Moscow, 123610 Russian Federation
Attention: Evgeny Rasskazov

with a copy to:	Allen & Overy Legal Services
9 Dmitrovsky pereulok

Moscow, 107031 Russian Federation
Attention: Anton Konnov

(j)           This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, United States of America, without regard to any conflict of laws provisions thereof.  Each party, on behalf of itself and its Affiliates and Associates, hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the courts in the State of Delaware and/or the courts of the United States of America located in the State of Delaware for any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and agrees not to commence any action, suit or proceeding related thereto except in such courts.  Each party, on behalf of itself and its Affiliates and Associates, hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts in the State of Delaware and/or the courts of the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding in any such court has been brought in any inconvenient forum.  Each of the parties further agrees that service of any process, summons, notice, or document by U.S. registered mail (with respect to any address in the United States of America) or by a recognized international express courier service, including, without limitation, International Federal Express (with respect to any address outside of the United States of America) to such party’s then current address for notice pursuant to Section 6(i) hereof shall be effective service of process for any action, suit, or proceeding brought against it in such court.  Each of the parties hereto agrees that its submission to jurisdiction and its consent to service of process in the manner described above is made for the express benefit of the other parties hereto.

(k)          No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of any of the parties to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

(l)            If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such that is held invalid, void or unenforceable by a court of competent jurisdiction.

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            IN WITNESS WHEREOF, each of the parties hereto has executed this Standstill and Support Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

PLUG POWER INC.

By: /s/ Andrew Marsh
Name: Andrew Marsh
Title: President and Chief Executive Officer

OJSC “INTER RAO UES”

By: /s/ Ilnar I. Mirsiyapov
Name: Ilnar I. Mirsiyapov
Title: Member of the Management Board, Head of strategy and investments

OJSC “Third Generation Company of the Wholesale Electricity Market”

By: /s/ Alexander E. Nikulov
Name: Alexander E. Nikulov
Title: Acting Chief Executive Officer

[Signature Page to Standstill and Support Agreement]